Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of April 7, 2004 (the “Effective Date”) by and between Microtune, Inc., a Delaware corporation (the “Company”), and Phillip Daniel Peterson (“Employee”).

The parties hereby agree as follows:

1. Employment.

(a) As of the Effective Date, Employee shall serve as the General Counsel of the Company. Employee agrees to perform such reasonable responsibilities and duties as may be required of him by the Board of Directors of the Company (the “Board”) and the Chief Executive Officer (“CEO”) in such capacity. Employee shall report directly to the CEO. Employee agrees not to terminate the Term prior to December 31, 2004 without providing the Company at least 60-days prior written notice.

(b) The CEO or the Board may terminate the Term at any time, by giving Employee advance notice in writing. However, if the CEO or the Board terminates the Term without Cause (as defined below) prior to December 31, 2004, the Company shall pay Employee severance benefits as set forth in Section 6. Any termination of employment by the Company or by Employee for any reason whatsoever during the Term shall be communicated by written notice of termination to the other party hereto (“Notice of Termination”).

2. Duties and Scope of Employment.

(a) Positions and Duties. Employee will continue to serve as General Counsel of the Company while employed hereunder. Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to him by the CEO or the Board.

(b) Obligations. During the Term, Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company.

(c) Term. The term of the Employee’s employment under this Agreement shall commence as of the Effective Date and shall continue until December 31, 2004 (the “Term”). The Company shall notify Employee on December 1, 2004 whether and upon what terms the Company intends to continue Employee’s employment.

3. Compensation.

(a) Employee’s base salary (“Base Salary”) shall be paid at a rate of 4,792.00 twice per month during the Term.

(b) Subject to necessary approvals under the Company’s 2000 Stock Plan (the Committee Approval”), Employee will be granted an option to purchase 10,000 shares of the Company’s common stock, which option will vest in full on December 31, 2004 (the “December 31 Option”) and an option to purchase 100,000 shares of the Company’s common stock, which option will vest as to 1/60th of such shares per month (on the last day of each such month) for a period of 60 months following the Effective Date (the “Five Year Option”), in the case of both the December 31 Option and the Five Year Option, for an exercise price equal to the fair market value of the Company’s common stock on the date of the Committee Approval (On April 8, 2004, the Compensation Committee gave its Committee Approval at an exercise price of $2.71 per share). Employee agrees to execute the Company’s standard form of option agreement with respect to the December 31 Option and the Five Year Option pursuant to which the December 31 Option and the Five Year Option will be subject to the terms of the Company’s 2000 Stock Plan, or to execute such documents electronically via the AST website.

(c) During the Term, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, dependent care, life insurance, flexible-spending account and 401(k) plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(d) The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

4. Confidentiality; Covenant Not to Solicit.

(a) In addition to Employee’s obligations with respect to confidential information set forth in that certain Confidential Information and Invention Assignment Agreement dated March 31, 2004, Employee agrees to hold any confidential information of the Company in strictest confidence in accordance with the Texas Disciplinary Rules of Professional Conduct (or the disciplinary or ethical rules of any other applicable state or body (the “Disciplinary Rules”).

(b) Non-Solicitation. For a period of two (2) years from the Date of Termination, Employee shall not:

(i) solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his employment with the Company, or

(ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company.

The foregoing shall not prohibit any entity with which the Employee may be affiliated from hiring a former employee of the Company.

(c) Worldwide. The parties acknowledge that the market for radio frequency tuner products is worldwide, and that, in this market, products from any nation compete with products from all other nations. Accordingly, in order to secure to the Company all possible benefits, the parties agree that the provisions of this Section 4 shall apply to each of the states and counties of the United States, and to each nation worldwide.

(d) Severability. The parties intend that the covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each state of the United States, and each nation. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in proceeding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 4 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.

5. Certain Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below.

(a) “Cause”, for purposes of this Agreement, means a good faith and reasonable finding by the Board or the CEO of one or more of the following:

(i) a breach of duty by Employee in the course of his employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty, or moral turpitude;

(ii) conduct by Employee that is materially detrimental to the Company, monetarily or otherwise;

(iii) Employee’s material failure to comply with the Company’s policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct;

(iv) Employee’s repeated insubordination; or

(v) Employee’s conviction of or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws.

(b) “Date of Termination” shall mean a date which is the earlier of (1) the date specified in the Notice of Termination if the Term is terminated by Employee or the Company; or (2) December 31, 2004.

(c) “Restricted Business” means any business that is engaged in or (to Employee’s knowledge, after due inquiry) preparing to engage in the design, manufacture, marketing, sale or distribution of semiconductors or modules (or components thereof) which provide the function of a radio frequency tuner or compete with radio frequency products under development by the Company at the time of this Agreement or during Employee’s tenure as an executive of the Company.

6. Severance Benefits for Termination.

(a) Involuntary Termination. If Employee’s employment is terminated by the CEO or the Board other than for Cause then (i) Employee shall continue to be paid his Base Salary on the dates such payments would otherwise be paid if Employee had continued to be employed by the Company until December 31, 2004, or, at the option of the Company, in a lump sum payable within ten (10) business days following the Date of Termination as severance benefits, (ii) the Five Year Option granted to Employee shall vest and become exercisable as to the number of shares which would have otherwise vested had Employee continued to be employed through December 31, 2004, and (iii) the Company will continue to provide Employee coverage through December 31, 2004 under a plan providing for whatever medical, dental, disability, life or insurance benefits were in effect at the Date of Termination.

(b) Voluntary Termination; Termination for Cause. No severance benefits shall be paid if Employee’s employment is terminated by the Company for Cause or by Employee. In the event employment is terminated by Employee prior to December 31, 2004, Employee shall be obligated to reimburse relocation expenses in accordance with that certain Relocation Repayment Agreement dated as of March 31, 2004.

7. Payment Obligations Absolute. The Company’s obligation to pay the benefits described herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against Employee or anyone else. In the event of any dispute concerning Employee’s right to payment, the Company shall nevertheless continue to pay to Employee the Base Salary until the dispute is resolved. Any such amounts paid following Employee’s termination of his employment shall be credited against the amounts otherwise due to Employee under this Agreement or, in the event the Company prevails, shall be repaid to the Company.

8. Successors; Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled hereunder if the Company had terminated Employee’s employment without Cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

9. Miscellaneous.

(a) Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of delivery, if delivered, or three days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

(i) If to Employee, at the address set forth below Employee’s signature at the end hereof.

(ii) If to the Company:

Microtune, Inc.

2201 Tenth Street

Plano, Texas 75074

Attention: Board of Directors, Compensation Committee

or to such other address as any party hereto may designate by notice given as herein provided.

(b) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas as applied to agreements made and performed in Texas by residents of Texas.

(c) Amendments. This Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(e) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

10. Conflicting Terms. In the event that words or terms of this Employment Agreement conflict with the words or terms of any other agreement or contract, including, without limitation, any stock plan, notice of grant, or restricted stock purchase agreement or option agreement entered into in connection with the employment of Employee by the Company, the interpretation of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MICROTUNE, INC.

By:	/s/ JAMES A. FONTAINE
James Fontaine, CEO

EMPLOYEE:

By:	/s/ PHILLIP D. PETERSON
Phillip Daniel Peterson